PRESS RELEASE For immediate release

NVE Corporation Reports Third Quarter Results and Announces Quarterly Dividend

EDEN PRAIRIE, Minn.—January 23, 2019—NVE Corporation (Nasdaq: NVEC) announced today financial results for the quarter and nine months ended December 31, 2018.

Total revenue for the third quarter of fiscal 2019 decreased 15% to $6.27 million from $7.36 million in the prior-year quarter. The decrease was due to a 7% decrease in product sales and a 69% decrease in contract research and development revenue. Net income for the third quarter of fiscal 2019 decreased 4% to $3.42 million, or $0.71 per diluted share, compared to $3.57 million, or $0.74 per share, for the prior-year quarter.

For the first nine months of fiscal 2019, total revenue decreased 5% to $20.9 million from $22.0 million for the first nine months of the prior year. The decrease was primarily due to a 57% decrease in contract research and development revenue. Net income increased 16% to $11.6 million, or $2.40 per diluted share, for the first nine months of fiscal 2019 compared to $10.0 million, or $2.07 per share, for the first nine months of fiscal 2018.

The company also announced a quarterly cash dividend to shareholders of $1.00 per share of common stock, payable February 28, 2019 to shareholders of record as of February 4, 2019.

“We are pleased to report strong earnings for the quarter despite a large increase in research and development expense for new product development including smart sensors,” said NVE President and Chief Executive Officer Daniel A. Baker, Ph.D.

NVE is a leader in the practical commercialization of spintronics, a nanotechnology that relies on electron spin rather than electron charge to acquire, store and transmit information. The company manufactures high-performance spintronic products including sensors and couplers that are used to acquire and transmit data. NVE has also licensed its spintronic magnetoresistive random access memory technology, commonly known as MRAM.

Statements used in this press release that relate to future plans, events, financial results or performance are forward-looking statements that are subject to certain risks and uncertainties including, among others, risks and uncertainties related to future sales and revenue, uncertainties related to the impact of Federal tax reform, risks related to changes in tariffs and other trade barriers, as well as the risk factors listed from time to time in our filings with the SEC, including our Annual Report on Form 10-K for the fiscal year ended March 31, 2018 and other reports filed with the SEC.
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NVE CORPORATION STATEMENTS OF INCOME QUARTERS AND NINE MONTHS ENDED DECEMBER 31, 2018 AND 2017 (Unaudited)
	Quarter Ended Dec. 31
	2018	2017
Revenue
Product sales	$5,991,241	$6,448,831
Contract research and development	278,164	911,958
Total revenue	6,269,405	7,360,789
Cost of sales	1,169,406	1,657,700
Gross profit	5,099,999	5,703,089
Expenses
Research and development	1,126,975	852,739
Selling, general, and administrative	268,905	313,033
Total expenses	1,395,880	1,165,772
Income from operations	3,704,119	4,537,317
Interest income	457,204	404,665
Income before taxes	4,161,323	4,941,982
Provision for income taxes	739,918	1,370,380
Net income	$3,421,405	$3,571,602
Net income per share – basic	$0.71	$0.74
Net income per share – diluted	$0.71	$0.74
Cash dividends declared per common share	$1.00	$1.00
Weighted average shares outstanding
Basic	4,845,010	4,841,369
Diluted	4,850,507	4,847,290

	Nine Months Ended Dec. 31
	2018	2017
Revenue
Product sales	$19,916,864	$19,718,584
Contract research and development	966,522	2,246,105
Total revenue	20,883,386	21,964,689
Cost of sales	3,918,256	4,809,235
Gross profit	16,965,130	17,155,454
Expenses
Research and development	3,087,964	2,788,968
Selling, general, and administrative	975,114	1,060,757
Total expenses	4,063,078	3,849,725
Income from operations	12,902,052	13,305,729
Interest income	1,325,299	1,154,303
Income before taxes	14,227,351	14,460,032
Provision for income taxes	2,578,287	4,429,780
Net income	$11,649,064	$10,030,252
Net income per share – basic	$2.41	$2.07
Net income per share – diluted	$2.40	$2.07
Cash dividends declared per common share	$3.00	$3.00
Weighted average shares outstanding
Basic	4,843,355	4,841,130
Diluted	4,850,120	4,846,036

NVE CORPORATION BALANCE SHEETS DECEMBER 31 AND MARCH 31, 2018
	(Unaudited) Dec. 31, 2018	March 31, 2018
ASSETS
Current assets
Cash and cash equivalents	$6,206,549	$4,755,082
Marketable securities, short-term	17,445,586	20,765,809
Accounts receivable, net of allowance for uncollectible accounts of $15,000	2,717,728	2,888,779
Inventories	4,141,481	3,650,439
Prepaid expenses and other assets	755,806	635,160
Total current assets	31,267,150	32,695,269
Fixed assets
Machinery and equipment	9,426,267	9,395,987
Leasehold improvements	1,787,269	1,749,284
	11,213,536	11,145,271
Less accumulated depreciation and amortization	10,192,504	9,819,888
Net fixed assets	1,021,032	1,325,383
Deferred tax assets	590,391	572,655
Marketable securities, long-term	51,907,552	52,838,158
Total assets	$84,786,125	$87,431,465

LIABILITIES AND SHAREHOLDERS’ EQUITY
Current liabilities
Accounts payable	$313,116	$414,970
Accrued payroll and other	552,834	574,755
Total current liabilities	865,950	989,725

Shareholders’ equity
Common stock	48,460	48,420
Additional paid-in capital	19,910,558	19,599,298
Accumulated other comprehensive loss	(929,899)	(915,635)
Retained earnings	64,891,056	67,709,657
Total shareholders’ equity	83,920,175	86,441,740
Total liabilities and shareholders’ equity	$84,786,125	$87,431,465